UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 26, 2007 (December 21, 2007)

WORLD FUEL SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2007, World Fuel Services Corporation ("World Fuel") amended and restated its existing amended and restated credit agreement dated as of April 16, 2007 (the "Original Agreement") pursuant to a Second Amended and Restated Credit Agreement (the "Restated Agreement") among World Fuel, World Fuel Services Europe, Ltd. ("World Fuel Europe"), a subsidiary of World Fuel, and World Fuel Services (Singapore) Pte. Ltd. ("World Fuel Singapore"), a subsidiary of World Fuel, as borrowers, the financial institutions named therein as lenders, and Bank of America, N.A., as administrative agent.

The Restated Agreement provides for a senior revolving credit facility that is guaranteed by World Fuel and certain of its U.S. subsidiaries and, on a limited basis, by certain of its foreign subsidiaries, including World Fuel Europe and World Fuel Singapore.  In addition, the credit facility is secured by a pledge of the capital stock of certain subsidiaries of World Fuel.

The amendments to the Original Agreement include the following:

•
the size of the credit facility was increased to $475 million (which, upon the request of World Fuel and subject to the satisfaction of certain conditions, may be increased by an additional amount of up to $75 million);

•	the maturity date of the credit facility was extended to December 21, 2012;

•
the interest rate margins under the credit facility and the unused commitment fee and letter of credit fee payable by the borrowers under the credit facility were modified such that the foregoing margins and fees are based upon the following pricing grid:

Consolidated Total Leverage Ratio	Commitment Fee	Standby Letter of Credit Fee and Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
Less than 1.25 to 1.00	0.200%	1.000%	0.000%
Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	0.250%	1.250%	0.250%
Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	0.300%	1.500%	0.500%
Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	0.375%	2.000%	1.000%
Greater than or equal to 3.50 to 1.00	0.375%	2.500%	1.500%

•	the base rate was changed such that it now means the higher of (i) the Federal Funds Rate and (ii) the rate of interest announced from time to time by Bank of America, N.A. as its "prime rate";

•	LaSalle Bank National Association resigned as administrative agent under the credit facility and Bank of America, N.A. was appointed as successor administrative agent under the credit facility;

•	a swingline subfacility has been made available to the borrowers as part of the credit facility in an aggregate amount of up to $20 million;

•	the collateral securing the credit facility was expanded to include a pledge of the capital stock of certain U.S. subsidiaries of World Fuel;

•
World Fuel and its subsidiaries have been given the ability to sell, finance, factor or enter into similar transactions involving accounts receivable, so long as the aggregate amount of accounts receivable subject to such transactions does not exceed the lesser of (i) $150 million or (ii) an amount equal to 15% of all outstanding accounts receivable of World Fuel and its subsidiaries;

•	the thresholds and/or baskets contained in certain exceptions to negative covenants and in certain events of default were increased;

•
World Fuel has been given the ability to pay dividends and/or repurchase its capital stock during any fiscal quarter, so long as the amount of such payment or repurchase (when added to the aggregate amount of such payments or repurchases during such fiscal quarter and the three previous fiscal quarters) does not exceed 50% of World Fuel's consolidated net income for the four fiscal quarter period most recently ended; provided that, in connection with a board-authorized buyback plan, World Fuel may repurchase its common stock in an aggregate amount not to exceed $25 million;

•	the negative covenants were modified to enable World Fuel and its subsidiaries to make certain acquisitions without the prior consent of the credit facility lenders;

•
the consolidated net worth covenant was increased to $360 million, plus (i) 50% of consolidated net income for each fiscal quarter ending after October 1, 2007 (with no deduction for a net loss in any such fiscal quarter), minus (ii) 50% of dividends paid in each fiscal quarter ending after October 1, 2007;

•	a financial covenant was added requiring World Fuel to maintain a consolidated senior leverage ratio (a ratio of consolidated senior debt to consolidated EBITDA) not exceeding 3.50 to 1.00; and

•
the consolidated total leverage ratio was made less restrictive such that World Fuel must maintain a consolidated total leverage ratio (a ratio of consolidated total debt to consolidated EBITDA) not exceeding 4.25 to 1.00.

Proceeds of the credit facility may be used for working capital purposes, capital expenditures, other general business purposes, and (subject to the satisfaction of certain terms and conditions) acquisitions.

The foregoing summary is qualified by reference to the terms of the Restated Agreement, filed herewith as Exhibit 99.

Certain of the lenders under the credit facility and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for World Fuel, for which they received or will receive customary fees and expenses.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99
Second Amended and Restated Credit Agreement, dated as of December 21, 2007, among World Fuel Services Corporation, World Fuel Services Europe, Ltd. and World Fuel Services (Singapore) Pte. Ltd., as borrowers, the financial institutions named therein as lenders, and Bank of America, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 26, 2007	World Fuel Services Corporation

	By:	/s/ R. Alexander Lake
R. Alexander Lake
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99
Second Amended and Restated Credit Agreement, dated as of December 21, 2007, among World Fuel Services Corporation, World Fuel Services Europe, Ltd. and World Fuel Services (Singapore) Pte. Ltd., as borrowers, the financial institutions named therein as lenders, and Bank of America, N.A., as administrative agent.

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